Exhibit 99.1

SWM ANNOUNCES FOURTH QUARTER AND FULL YEAR 2014 RESULTS

ALPHARETTA, GA, February 11, 2015 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) today reported fourth quarter and full year 2014 earnings results for the period ended December 31, 2014.

Fourth Quarter and Full Year Financial Highlights

•
Fourth quarter Net Sales of $181.7 million decreased 7.5% versus the prior year quarter; absent the impacts of the recent Euro decline and a business interruption in France, the Company believes fourth quarter Net Sales would have been approximately flat with the prior year period. Full year 2014 Net Sales increased 2.8% to $794.3 million compared to 2013

•
Fourth quarter Net Income from Continuing Operations was $18.4 million, up from a loss of $11.2 million in the prior year quarter, and $89.7 million for full year 2014, versus $78.5 million in 2013; fourth quarter Adjusted Net Income from Continuing Operations (see non-GAAP reconciliations) was $23.3 million, down from $28.5 million in the prior year quarter, and $105.9 million for full year 2014, down from $120.2 million in 2013

•
Fourth quarter Net Income from Continuing Operations per Diluted Share was $0.61 versus a loss of $0.35 in the prior year quarter, and $2.93 for full year 2014, up from $2.49 in 2013; fourth quarter Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.77, versus $0.91 in the prior year quarter, and $3.46 in 2014, versus $3.82 in 2013

•
2014 Operating Cash Flow from Continuing Operations was $166.4 million in 2014, versus $175.8 million in 2013; Free Cash Flow from Continuing Operations (see non-GAAP reconciliations) was $130.3 million in 2014, versus $146.2 million in 2013

Business Highlights and Outlook

•
Paper segment sales volumes increased 3.4% versus the prior year quarter, driven by continued strong double-digit growth in non-tobacco products and essentially flat tobacco paper sales volumes with segment revenues impacted by unfavorable product mix; Paper segment sales volumes for the full year decreased 0.9%

•
Lower Ignition Propensity, or LIP, cigarette paper sales volumes (included in the Paper segment) decreased 4.7% versus the prior year quarter and full year; the full year decrease includes the impact of a customer inventory rebuild in 2013 due to Hurricane Sandy

•
Reconstituted Tobacco segment sales volumes decreased 34.7% versus the prior year quarter, driven in part by a short-term business interruption in France due to a labor dispute which was resolved prior to year end, continued customer inventory corrections, and smoking attrition; full year Reconstituted Tobacco segment sales volumes decreased 28.2%, but 2015 segment sales volumes are expected to grow slightly

•
Two strategic acquisitions in the Filtration segment were closed in December 2014 and are expected to contribute more than $35 million of Net Sales and $0.08 to $0.10 of Adjusted Diluted Earnings Per Share from Continuing Operations in 2015

•	CTS mill in China is now operational; volumes expected to ramp up during 2015

•	Continued efforts to right size capacity and reduce operating costs, including management structure consolidation

•	Initiated LIP patent infringement litigation in Germany against a competitor

•	Established the Advanced Fibers and Materials group to focus on accelerating diversification efforts within our non-tobacco paper business

•	2015 Adjusted Diluted EPS from Continuing Operations guidance of $3.50, up slightly from 2014

Frederic Villoutreix, Chairman of the Board and Chief Executive Officer, commented "Adjusted Diluted Earnings Per Share from Continuing Operations was $0.77 for the fourth quarter, and $3.46 for the full year. Our 2014 Adjusted EPS slightly exceeded previous guidance when considering the full net effect of the share buyback, transaction expenses related to the two December acquisitions, and the RTL business interruption in France during the fourth quarter, which were not reflected in our outlook when issued in February of 2014. Total tobacco paper sales volumes, including our paper JV in China, increased slightly versus the prior year quarter. Our Paper segment sales volumes, which exclude our Paper JV in China, but include non-tobacco papers, were up 3.4% during the fourth quarter. This included some non-tobacco volumes sold at less than traditional profit levels to help balance machine loads."

"Our Reconstituted Tobacco segment sales volumes declined approximately 35% in the fourth quarter and 28% in the full year versus the prior year periods, negatively impacted not only by lower industry consumption, customer inventory corrections and tobacco blend reformulations, but also by a short-term labor dispute in France associated with our restructuring activities and resulting facility shutdown during a portion of the fourth quarter. Absent this shutdown, we believe the decrease in 2014 volumes would have been in line with our previous expectation of the mid-20% range. On a positive note, with many customer commitments in place and some delayed shipments from the fourth quarter of 2014 shifting into 2015 due to the business interruption, we expect Recon segment volumes to be up slightly this year. In addition, the commercial launch of China Tobacco Schweitzer (CTS), our Reconstituted Tobacco JV in China, is expected to add significant volume to the SWM footprint, driving RTL volume growth across the Company up more than 20%."

"Our Filtration segment performed essentially as planned for the quarter and the full year as DelStar's high-growth end-markets remained robust, and the business delivered another year of double digit top-line growth. We are also excited about two strategic acquisitions completed during the fourth quarter, which we expect to both be accretive to earnings and bolster our presence in air filtration and healthcare. In 2015, we will be focused on the expansion of the Filtration segment with the integrations of the two acquired businesses, execution of aggressive growth plans in the base business, and the successful commercial launch of DelStar Poland.”

"Looking ahead, and assuming no recovery from the recent weakening of the Euro/Dollar exchange rate, we expect 2015 Adjusted EPS to be $3.50, up slightly from 2014. A recovery in the Euro to about the same levels as experienced in 2014 would bring our outlook to approximately $3.70, or a 7% year-over-year improvement. 2015 will benefit from several profit growth initiatives, including the ramp-up of CTS in China, the performance of our two December acquisitions in our Filtration segment, and organic growth within DelStar. The impacts of continued smoking attrition and pricing pressures on LIP and other tobacco-related products remain major headwinds for SWM. In response, we have downsized our RTL operations in France, completed a fourth quarter 2014 restructuring in Brazil, and consolidated the management structures of the RTL and Paper organizations. We plan to continue evaluating other restructuring opportunities across the Company, including overhead and further right-sizing of our tobacco business to the realities of the industry. Further, to help protect the substantial investment that we have made over the years in our LIP intellectual property, we initiated patent infringement litigation in Germany during early 2015 against a competitor. The expected impact of such litigation is reflected in our 2015 guidance.”

Mr. Villoutreix concluded, “We remain committed to efficiently managing our tobacco operations, maintaining a balanced approach to capital allocation, and pursuing our diversification efforts both organically and through acquisitions. While pleased with the strategic fit and value of our two acquisitions, we intend to accelerate our efforts to execute on more substantive acquisitions in not only the Filtration segment, but also ones that may be synergistic with our focus on Advanced Fibers and Materials.”

Fourth Quarter 2014 Financial Results

Net Sales were $181.7 million in the quarter ended December 31, 2014, versus $196.5 million in the prior year quarter, down 7.5%. Absent the impacts of the recent Euro decline and the business interruption in France, the Company believes Net Sales for the fourth quarter would have been approximately flat when compared with the prior year quarter. Fourth quarter Paper segment Net Sales were down 14.3% due mainly to product mix, LIP pricing concessions we made in late 2013, and the impact of a weaker Euro. The Reconstituted Tobacco segment's Net Sales decreased 36.0% due to the labor-related business interruption in connection with our restructuring activities, the continued impact of customer inventory destocking, and a weaker Euro. The Filtration segment contributed $30.3 million in Net Sales.

Operating Profit from Continuing Operations was $17.3 million in the quarter ended December 31, 2014, versus an Operating Loss from Continuing Operations of $0.7 million in the prior year quarter, which included a $37.2 million asset impairment. Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations), was $25.7 million in the quarter ended December 31, 2014, versus $38.8 million in the prior year quarter. Compared to the prior year period, the Company was impacted by lower LIP pricing, unfavorable mix of paper products, declines in RTL volume and related under-absorption of fixed costs, unfavorable currency impact, and transaction expenses related to the two December 2014 acquisitions. Profit contribution from the 2013 DelStar acquisition and overall cost controls partially offset those challenges.

Net Income from Continuing Operations Per Diluted Share was $0.61 versus a Net Loss from Continuing Operations Per Diluted Share of $0.35 in the prior year quarter. Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $0.77 in the fourth quarter of 2014, down from $0.91 in the prior year period. The Adjusted Diluted EPS from Continuing Operations excludes restructuring expenses, purchase accounting adjustments related to the DelStar acquisition, start-up expenses related to CTS, and certain other expenses. Net Income from Continuing Operations was $18.4 million for the quarter ended December 31, 2014, versus a Net Loss from Continuing Operations of $11.2 million in the prior year quarter.

The effective income tax rate for continuing operations for the fourth quarter of 2014 was 10.3%, down from 31.1% in the fourth quarter of 2013, which excludes the impact of the previously announced Philippines RTL impairment and certain other items. The lower tax rate reflects a higher concentration of earnings from lower taxed jurisdictions and the benefits from the Company's previously announced global asset realignment initiative.

2014 Full Year Financial Results

Net Sales were $794.3 million in the year ended December 31, 2014 compared with $772.8 million in the prior year, up 2.8%. The Paper segment’s Net Sales were down 8.7%, the Reconstituted Tobacco segment's Net Sales decreased 24.2%, and the new Filtration segment contributed $127.4 million in Net Sales for the year ended December 31, 2014.

Operating Profit from Continuing Operations was $106.1 million in the year ended December 31, 2014 compared with $124.9 million during the prior year. Adjusted Operating Profit from Continuing Operations (see non-GAAP reconciliations), was $126.8 million for the year ended December 31, 2014, versus $167.3 million in 2013. The Company was impacted in 2014 by the combined effects of lower LIP pricing, unfavorable product mix, lower tobacco related paper and RTL sales volumes, and higher corporate costs mainly relating to our global asset realignment initiative. These factors were partially offset by additional earnings as a result of the DelStar acquisition.

Income from Continuing Operations Per Diluted Share for the year ended December 31, 2014 was $2.93 versus $2.49 in the prior year. Full year 2014 Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations) was $3.46, versus $3.82 in 2013. Net Income from Continuing Operations was $89.7 million for the year ended December 31, 2014, versus $78.5 million in 2013.

The effective income tax rate for continuing operations for the year ended December 31, 2014 was 18.9%, down from 31.6% in 2013, which excludes the impact of the Philippines RTL impairment and other items. The lower tax rate versus 2013 reflects a higher concentration of earnings from lower taxed jurisdictions, several discrete tax items, and benefits from the Company's global asset realignment initiative.

The Company does not expect any material changes to its fourth quarter and audited total year 2014 financial results included in its Annual Report on Form 10-K for the year ended December 31, 2014.  However, these are preliminary and unaudited financials and subject to change, including with respect to the tax aspects relating to our 2014 global asset realignment.  If any changes occur, we would expect them to be non-cash adjustments to the Company’s deferred income taxes related to our global asset realignment. However, there can be no assurance that any adjustments would be limited to that item.

Cash Flow, Debt, and Dividend

Cash provided by operating activities of continuing operations was $166.4 million for the year ended December 31, 2014, compared with $175.8 million in 2013. Contributing to the decrease was lower Adjusted Net Income from Continuing Operations, partially offset by favorable working capital management. Capital spending was $35.1 million during 2014, comprised of maintenance, the rebuild of certain paper manufacturing lines, and the addition of manufacturing capacity for DelStar, both within its existing facilities as well as the new site in Poland.

Debt, net of cash, increased to $149.8 million on December 31, 2014, compared to $113.4 million at December 31, 2013, primarily driven by the $52.5 million of share repurchases during 2014 which includes the $50.0 million share buyback program as well as other miscellaneous share transactions. In 2014, the Company also spent $30.0 million on two acquisitions and made its final contribution of $8.8 million to the CTS JV.

The Company announced that a quarterly cash dividend of $0.38 per share will be payable on March 19, 2015 to stockholders of record on February 27, 2015.

2015 Financial Outlook

The Company issued annual guidance of $3.50 for 2015E Adjusted Diluted Earnings Per Share from Continuing Operations (see non-GAAP reconciliations). Excluded from guidance are non-cash amortization expenses associated with intangible assets and non-cash inventory step-up charges associated with the Filtration segment, restructuring and impairment expenses, and potential transaction costs associated with future acquisitions. For 2015, the Company expects a tax rate in the low-20% range and capital spending of approximately $30 million to $35 million.

Conference Call

SWM will hold a conference call to review fourth quarter and full year 2014 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, February 12, 2015. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Although SWM primarily serves the tobacco industry, it also manufactures specialty papers for other applications and acquired DelStar, Inc. in late 2013 to further expand its product portfolio and the markets it serves. SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,000 people worldwide, with operations in the United States, United Kingdom, France, Brazil, Canada, Poland and China, including two joint ventures. For further information, please visit the Company's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by that Act.  Forward-looking statements include, without limitation, those regarding 2015 guidance and future performance, future market trends, future reconstituted tobacco leaf, or RTL, sales and volume trends, smoking attrition rates, mergers and acquisitions, synergies or growth from acquisitions, integration of acquired businesses and growth prospects (including international growth), impact of our restructuring actions, impact of the LIP intellectual property litigation, the amount of capital spending and/or common stock repurchases, the performance and profitability of CTS, the launch and performance of DelStar Poland, pricing pressures, including relating to LIP, future cash flows, EPS growth, benefits and costs associated with our global asset realignment, effective tax rates, completion of our 2014 audit as it relates to tax matters, currency exchange rates, purchase accounting impacts, impacts of our ongoing operational excellence and other cost-reduction initiatives, our capital allocation strategy, and other statements generally identified by words such as "believe," "expect," "intend,” "plan," “potential,” "anticipate," "project," "appear," "should," "could," "may," "will," "typically" and similar words. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2014, as well as the following factors:

•
Changes in sales or production volumes, pricing or manufacturing costs of reconstituted tobacco products, cigarette paper (including for lower ignition propensity cigarettes), filtration-related products due to changing customer demands, inventory adjustments or rebalancings, new technologies such as e-cigarettes, competition or otherwise;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company’s understanding of, and entry into, new industries and technologies;

•	Changes in the source and intensity of competition in our market segments;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

•
Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonal factors, that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins could impact the profitability of our products;

•	Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs, including costs related to the comprehensive health care reform law enacted in 2010;

•	Employee retention and labor shortages;

•
Changes in employment, wage and hour laws and regulations in the U.S. and France, including loi de Securisation de l'emploi, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	Regulatory or enforcement initiatives by regulatory agencies, including the U.S. Food and Drug Administration relating to regulation of cigars and cigar components or otherwise;

•	New reports as to the effect of smoking on human health;

•	Changes in general economic, financial and credit conditions in the U.S., Europe and elsewhere, including the impact thereof on currency (including any weakening of the euro) and interest rates;

•
The success of, and costs associated with, current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

•
Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•	International conflicts and disputes (including in Russia and Ukraine) and their impact on our sales and the adoption of new LIP regulations;

•	The pace and extent of further international adoption of Low Ignition Propensity cigarette standards and the nature of standards so adopted;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, transparency and customer relations, among others;

•	A failure in our risk management and currency or interest rate swaps and hedging programs, including the failure of any insurance company or counterparty;

•	The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings and/or amnesty programs, including those in Brazil;

•	The outcome of the LIP intellectual property litigation and European Patent Office opposition proceedings;

•
Labor activities, including strikes or other disruptions, at our facilities and the impact of new regulations or changes in existing regulations and procedures by the National Labor Relations Board or other U.S. and non-U.S. authorities;

•
Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retention of customers from businesses acquired, achieving any expected results or synergies from acquired businesses, compliance with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not have a material presence;

•
Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

•
Risks associated with our global asset realignment initiatives, including changes in law, treaties, interpretations or regulatory determinations; audits made by applicable regulatory authorities and our external auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco-related products;

•	Costs and timing of implementation of any upgrades to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information; and

•	Other factors described in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. Forward-looking statements contained herein are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2013 and other reports we file from time to time. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses, certain purchase accounting adjustments related to the DelStar acquisition, start-up expenses related to CTS, and certain other expenses. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not alternatives or substitutes for, financial measures prepared in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared in accordance with GAAP.

(Tables to Follow)

SOURCE SWM:

CONTACT
Jeff Cook
+1-770-569-4277
Or
Mark Chekanow
+1-770-569-4229
1-800-514-0186

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2014	2013	% Change
Net Sales	$181.7	$196.5	(7.5)%
Cost of products sold	132.6	134.6	(1.5)
Gross Profit	49.1	61.9	(20.7)

Selling expense	5.5	5.7	(3.5)
Research expense	3.8	4.2	(9.5)
General expense	16.0	14.3	11.9
Total nonmanufacturing expenses	25.3	24.2	4.5

Restructuring and impairment expense	6.5	38.4	(83.1)
Operating (Loss) Profit	17.3	(0.7)	N.M.
Interest expense	1.8	0.9	N.M.
Other income, net	3.0	2.7	11.1
Income from Continuing Operations before Income Taxes and Income from Equity Affiliates	18.5	1.1	N.M.

Provision for income taxes	1.9	13.0	(85.4)
Income from equity affiliates	1.8	0.7	N.M.
Income (Loss) from Continuing Operations	18.4	(11.2)	N.M.
Income from Discontinued Operations	0.1	1.5	(93.3)
Net Income (Loss)	$18.5	$(9.7)	N.M.

Net Income (Loss) per Share - Basic:
Income (Loss) per share from continuing operations	$0.61	$(0.35)	N.M.
Income per share from discontinued operations	—	0.04	N.M.
Net income (loss) per share – basic	$0.61	$(0.31)	N.M.

Net Income (Loss) per Share – Diluted:
Income (Loss) per share from continuing operations	$0.61	$(0.35)	N.M.
Income per share from discontinued operations	—	0.05	N.M.
Net income (loss) per share – diluted	$0.61	$(0.30)	N.M.

Cash Dividends Declared Per Share	$0.38	$0.36

Weighted Average Shares Outstanding:

Basic	30,099,200	31,099,500

Diluted	30,219,500	31,312,900

N.M.- Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2014	2013	% Change
Net Sales	$794.3	$772.8	2.8%
Cost of products sold	575.5	520.1	10.7
Gross Profit	218.8	252.7	(13.4)

Selling expense	22.0	20.9	5.3
Research expense	15.7	15.3	2.6
General expense	61.9	50.3	23.1
Total nonmanufacturing expenses	99.6	86.5	15.1

Restructuring and impairment expense	13.1	41.3	(68.3)
Operating Profit	106.1	124.9	(15.1)
Interest expense	7.2	2.9	N.M.
Other income, net	9.3	5.7	63.2
Income from Continuing Operations before Income Taxes and Income from Equity Affiliates	108.2	127.7	(15.3)

Provision for income taxes	20.5	53.0	(61.3)
Income from equity affiliates	2.0	3.8	(47.4)
Income from Continuing Operations	89.7	78.5	14.3
Loss from Discontinued Operations	—	(2.4)	N.M.
Net Income	$89.7	$76.1	17.9%

Net Income (Loss) per Share - Basic:
Income per share from continuing operations	$2.94	$2.51	17.1%
Loss per share from discontinued operations	—	(0.08)	N.M.
Net income per share – basic	$2.94	$2.43	21.0%

Net Income (Loss) per Share – Diluted:
Income per share from continuing operations	$2.93	$2.49	17.7%
Loss per share from discontinued operations	—	(0.07)	N.M.
Net income per share – diluted	$2.93	$2.42	21.1%

Cash Dividends Declared Per Share	$1.46	$1.26

Weighted Average Shares Outstanding:

Basic	30,238,000	31,056,700

Diluted	30,356,500	31,238,300

N.M.- Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	December 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$290.3	$272.0
Accounts receivable	93.9	107.6
Inventories	108.4	132.8
Other current assets	26.8	24.7
Property, plant and equipment, net	362.0	393.2
Goodwill	125.5	121.1
Other noncurrent assets	179.7	175.4
Total Assets	$1,186.6	$1,226.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$2.9	$4.2
Other current liabilities	120.6	142.1
Long-term debt	437.2	381.2
Pension and other postretirement benefits	34.1	28.7
Deferred income tax liabilities	71.4	80.9
Other noncurrent liabilities	31.4	28.3
Stockholders’ equity	489.0	561.4
Total Liabilities and Stockholders’ Equity	$1,186.6	$1,226.8

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in millions)
(Unaudited)

	Year Ended December 31,
	2014	2013
Net income	$89.7	$76.1
Less: Loss from discontinued operations	—	(2.4)
Income from continuing operations	89.7	78.5

Depreciation and amortization	45.1	37.3
Impairment	—	37.2
Deferred income tax provision	2.9	17.3
Pension and other postretirement benefits	1.2	1.1
Stock-based compensation	5.9	3.2
Income from equity affiliate	(2.0)	(3.8)
Excess tax benefits of stock-based awards	(0.6)	(0.5)
Cash dividends received from equity affiliates	4.4	3.7
Other items	0.8	1.0
Net changes in operating working capital	19.0	0.8
Net cash provided (used) by operating activities of:
Continuing operations	166.4	175.8
Discontinued operations	(0.5)	2.3
Cash Provided by Operations	165.9	178.1

Capital spending	(35.1)	(29.1)
Capitalized software costs	(1.0)	(0.5)
Investment in equity affiliates	(8.8)	—
Acquisitions, net of cash	(32.6)	(229.7)
Other investing	3.0	5.6
Cash Used for Investing	(74.5)	(253.7)

Cash dividends paid to SWM stockholders	(44.5)	(39.5)
Changes in short-term debt	(0.4)	—
Proceeds from issuances of long-term debt	228.3	455.6
Payments on long-term debt	(170.6)	(228.1)
Purchases of treasury stock	(52.5)	(1.7)
Proceeds from exercise of stock options	—	0.5
Excess tax benefits of stock-based awards	0.6	0.5
Cash Provided by (Used in) Financing	(39.1)	187.3

Effect of Exchange Rate Changes on Cash	(34.0)	9.1

Increase in Cash and Cash Equivalents	$18.3	$120.8

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change
Paper	$111.7	$130.3	(14.3)%	$496.3	$543.4	(8.7)%
Reconstituted Tobacco	39.7	62.0	(36.0)	170.6	225.2	(24.2)
Filtration	30.3	4.2	N.M.	127.4	4.2	N.M.
Total Consolidated	$181.7	$196.5	(7.5)%	$794.3	$772.8	2.8%

Operating Profit (Loss)
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2014	2013	2014	2013	2014	2013	2014	2013
Paper	$14.4	$22.5	12.9%	17.3%	$74.5	$102.5	15.0%	18.9%
Reconstituted Tobacco	11.0	(15.7)	27.7	(25.3)	50.0	46.4	29.3	20.6
Filtration	2.3	(1.1)	7.6	N.M.	10.2	(1.1)	8.0	N.M.
Unallocated	(10.4)	(6.4)			(28.6)	(22.9)
Total Consolidated	$17.3	$(0.7)	9.5%	(0.4)%	$106.1	$124.9	13.4%	16.2%

Restructuring Expenses and Purchase Accounting and Accelerated Depreciation Adjustments
	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Paper	$3.2	$0.7	$5.7	$2.4
Reconstituted Tobacco	2.7	37.7	6.8	38.6
Filtration	1.1	1.1	6.8	1.1
Unallocated	1.4	—	1.4	0.3
Total Consolidated	$8.4	$39.5	$20.7	$42.4

Adjusted Operating Profit (Loss) from Continuing Operations*
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2014	2013	2014	2013	2014	2013	2014	2013
Paper	$17.6	$23.2	15.8%	17.8%	$80.2	$104.9	16.2%	19.3%
Reconstituted Tobacco	13.7	22.0	34.5	35.5	56.8	85.0	33.3	37.7
Filtration	3.4	—	11.2	N.A.	17.0	—	13.3	N.A.
Unallocated	(9.0)	(6.4)			(27.2)	(22.6)
Total Consolidated	$25.7	$38.8	14.1%	19.7%	$126.8	$167.3	16.0%	21.6%

* Adjusted Operating Profit (Loss) from Continuing Operations, a non-GAAP financial measure, is calculated by adding Restructuring Expenses and Purchase Accounting and Brazil Accelerated Depreciation Adjustments to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Operating profit (loss) from continuing operations	$17.3	$(0.7)	$106.1	$124.9
Plus: Restructuring expense	6.5	38.4	13.1	41.3
Plus: Purchase accounting adjustments	0.7	1.1	6.4	1.1
Plus: Brazilian accelerated depreciation	1.2	—	1.2	—
Adjusted Operating Profit from Continuing Operations	$25.7	$38.8	$126.8	$167.3

Net income (loss) from continuing operations	$18.4	$(11.2)	$89.7	$78.5
Plus: Restructuring expense, net of tax	4.2	37.9	8.8	39.9
Plus: Purchase accounting adjustments, net of tax	0.5	0.7	4.1	0.7
Plus: CTS start-up expenses	(1.0)	—	2.1	—
Plus: Brazilian accelerated depreciation	1.2	—	1.2	—
Plus: Income tax valuation allowance	—	1.1	—	1.1
Adjusted Net Income from Continuing Operations	$23.3	$28.5	$105.9	$120.2

Net income (loss) per share - diluted	$0.61	$(0.30)	$2.93	$2.42
Plus: (Loss) Income per share from discontinued operations	—	(0.05)	—	0.07
Income (Loss) from continuing operations per diluted share	0.61	(0.35)	2.93	2.49
Plus: Restructuring expense per share	0.14	1.21	0.29	1.28
Plus: Purchase accounting adjustments per share	0.01	0.02	0.13	0.02
Plus: CTS start-up expenses per share	(0.03)	—	0.07	—
Plus: Brazilian accelerated depreciation	0.04	—	0.04	—
Plus: Income tax valuation allowance per share	—	0.03	—	0.03
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.77	$0.91	$3.46	$3.82

Net income (loss) from continuing operations	$18.4	$(11.2)	$89.7	$78.5
Plus: Interest expense	1.8	0.9	7.2	2.9
Plus: Income tax provision	1.9	13.0	20.5	53.0
Plus: Depreciation & amortization	10.2	10.3	45.1	37.3
Plus: Restructuring expense	6.5	38.4	13.1	41.3
Plus: CTS start-up expenses	(1.0)	—	2.1	—
Plus: Brazilian accelerated depreciation	1.2	—	1.2	—
Adjusted EBITDA from Continuing Operations	$39.0	$51.4	$178.9	$213.0

Cash provided by operating activities of continuing operations	$75.3	$54.6	$166.4	$175.8
Less: Capital spending	(8.9)	(8.9)	(35.1)	(29.1)
Less: Capitalized software costs	(0.5)	(0.1)	(1.0)	(0.5)
Free Cash Flow from Continuing Operations	$65.9	$45.6	$130.3	$146.2

			December 31, 2014	December 31, 2013
Total Debt			$440.1	$385.4
Less: Cash			290.3	272.0
Net Debt			$149.8	$113.4

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

2015 GUIDANCE FROM CONTINUING OPERATIONS

2015E
2015E Diluted Earnings Per Share from Continuing Operations	$3.17
Plus: Restructuring expense per share	0.23
Plus: Purchase accounting intangible asset amortization per share	0.09
Plus: Purchase accounting inventory step-up amortization per share	0.01
2015E Adjusted Diluted Earnings Per Share from Continuing Operations	$3.50